Exhibit 23.1









               Consent of Independent Certified Public Accountants
               ---------------------------------------------------



We have issued our report dated January 21, 2002 accompanying the consolidated financial statements of National Penn Bancshares, Inc. and its subsidiaries appearing in the 2001 Annual Report of the Company to its shareholders and included in Form 10-K for the year ended December 31, 2001, which is incorporated by reference in this Registration Statement and Proxy/Prospectus. We consent to the incorporation by reference in the Registration Statement and Proxy/Prospectus of the aforementioned reports and to the use of our name as it appears under the caption "Experts."


/s/ Grant Thornton LLP

Philadelphia, Pennsylvania
December 6, 2002